UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ZION OIL & GAS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ZION OIL & GAS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of ZION OIL & GAS, INC., a Delaware corporation (the "Company"), will be held at the Westin Park Central Hotel in Dallas, Texas on Tuesday, June 16, 2009, at 2:00 p.m. (local time), for the following purposes:

(1) To elect three directors of the Company as Class IV directors of the Company to serve for a term of three years;

(2) To amend the Company's certificate of incorporation to increase the number of shares of common stock, par value $.01 (“Common Stock”), that the Company is authorized to issue from 30 million to 50 million;

(3) To consider and act upon such other matters as may properly come before the meeting.

A complete list of stockholders entitled to vote at the meeting will be available for examination at the offices of the Company at 6510 Abrams Road, Suite 300, Dallas, Texas 75231, for ten (10) days prior to the meeting. Only stockholders of record at the close of business on April 21, 2009 (the “Record Date”) are entitled to vote at the meeting.

We are using the Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their stockholders through the Internet. We believe these rules allow us to provide you with important information, while reducing the environmental impact of our annual meeting and lowering printing and delivery costs. In connection with this process, you may access our proxy materials at http://www.cfpproxy.com/6115 or as otherwise described in our accompanying proxy statement.

By order of the Board of Directors,

/s/ Richard Rinberg

RICHARD RINBERG
Chief Executive Officer

Dallas, Texas
April 21, 2009

ZION OIL & GAS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 16, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of the Company to be used at the annual meeting of stockholders of the Company, which will be held at the Westin Park Central Hotel in Dallas, Texas on Tuesday, June 16, 2009, at 2:00 p.m. (local time), and at any adjournments thereof. All references in this Proxy Statement to “Zion,” “the Company," "we," "us," and "our" refer to Zion Oil & Gas, Inc.

Only stockholders of record at the close of business on the Record Date are entitled to notice and vote at the meeting. On the Record Date, there were outstanding 10,847,739 shares of Common Stock. Holders of Common Stock of record at the close of business on the Record Date will be entitled to one vote for each share of Common Stock then held.

Our Board of Directors has made these proxy materials available to you on the Internet on or about April 29, 2009 at http://www.cfpproxy.com/6115 and on the website described in the Notice of Internet Availability of Proxy Materials (the “Notice”), mailed to stockholders of record and beneficial holders. Alternatively, upon your request, printed versions of these proxy materials will be delivered to you by mail, in connection with the Board of Directors’ solicitation of proxies for use at our 2009 Annual Meeting of Stockholders. Our stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. These proxy materials include: our proxy statement for (and notice of) the annual meeting; and our Annual Report on Form 10-K for the year ended December 31, 2008, which includes our annual audited financial statements for fiscal 2008.  If you requested printed versions of these proxy materials by mail, these proxy materials also include our 2009 annual meeting proxy card or a voting information card for submitting your vote in writing to us or your broker, as the case may be.

Pursuant to rules adopted by the SEC, we have this year elected to provide stockholders with Internet access to our proxy materials. Doing so allows us to further our environmental objectives and the prudent use of resources by limiting waste generated from our annual meeting. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners of our stock, and filing the Notice with the SEC, on or about April 29, 2009. In addition to our proxy materials being available for review at http://www.cfpproxy.com/6115, instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by contacting our Investor Relations Department at our principal executive offices in Dallas, Texas.

To have a valid meeting of the stockholders, a quorum of the Company's stockholders is necessary. A quorum shall consist of a majority of the shares of the Common Stock issued and outstanding and entitled to vote on the Record Date present in person or by proxy at the annual meeting. Except for certain irrevocable proxies granted pursuant to certain Voting Agreements described below, stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein, but if no direction is given, such shares will be voted FOR the election of the named director nominees and FOR the increase in the number of shares of Common Stock that the Company is authorized to issue from time to time.  Appraisal rights are governed by state law. There is no proposal on which we are asking our stockholders to act upon to which they would be entitled, under Delaware law, to appraisal rights.

Stockholders vote at the meeting by casting ballots (in person or by proxy) that are tabulated by a person who is appointed by the Board of Directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the meeting for quorum purposes. The affirmative vote of (i) a plurality of the shares present at the meeting and entitled to vote on the subject matter is required to elect the director nominees to the Board of Directors and (ii) the affirmative vote of a majority of the shares issued and outstanding is required for approval of the increase in authorized Common Stock. Abstentions will count as a vote against the proposals, other than the election of directors. Broker "non-votes" are not counted in the tabulations of the votes cast on any of the proposals. Abstentions will not have an effect on the election of directors because directors are elected by a plurality of the votes cast. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  If you hold shares in a brokerage account, then:

* With respect to the election of directors, your broker is entitled to vote your shares on these matters if no instructions are received from you. Abstentions may not be specified as to the election of directors, but you may withhold your vote as to any nominee.

* With respect to the increase in authorized shares of Common Stock, your broker is entitled to vote your shares on these matters if no instructions are received from you. Abstentions will be counted as votes against the increase in authorized shares of Common Stock but are not considered votes cast and, therefore, will be counted neither for nor against ratification of the appointment of independent public accountants.

Adjournment of the annual meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made at any time by stockholders representing a majority of the votes present in person or by proxy at the meeting whether or not a quorum exists, without further notice other than by announcement made at the meeting.

The principal corporate offices of the Company are located at 6510 Abrams Road, Suite 300, Dallas, Texas 75231.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the close of business on the Record Date concerning shares of our Common Stock beneficially owned by: (i) each director; (ii) each Named Executive Officer (defined below); (iii) all directors and executive officers as a group; and (iv) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

In accordance with the rules of the SEC, the table gives effect to the shares of Common Stock that could be issued upon the exercise of outstanding options and warrants within 60 days of the Record Date. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them. We have calculated the percentages of shares beneficially owned based on 10,847,739 shares of Common Stock outstanding at the Record Date.

The address of John M. Brown, Glen H. Perry, James Barron, Robert Render, Paul Oroian, Kent S. Siegel, Forrest A. Garb, William H. Avery, Martin M. Van Brauman and Sandra F. Green is 6510 Abrams Rd., Suite 300, Dallas, TX 75231. The address of Richard J. Rinberg and Yehezkel Druckman is 15 Bareket St., Caesarea Industrial Park, 38900 Israel.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
John M. Brown	726,000	(1)	6.7%
Richard J. Rinberg	391,833	(2)	3.6%
Glen H. Perry	491,000	(3)	4.5%
William Avery	281,334	(4)	2.6%
Martin M. Van Brauman	56,987	(5)	*
Sandra F. Green	7,182	(6)	*
Robert Render	100,000	(7)	*
James A. Barron	235,572	(8)	2.2%
Kent S. Siegel	41,225	(9)	*
Paul Oroian	32,471	(10)	*
Yehezkel Druckman	25,000	(11)	*
Forrest A. Garb	25,000	(11)	*
			*

All directors and executive officers as a group (12 members)	2,213,604	(12)	19.9%

* Less than 1%.

(1)	Includes 100,000 shares owned by Mr. Brown’s wife and 200,000 shares issued to a trust company for the benefit of Mr. Rinberg, as to which Mr. Brown disclaims beneficial ownership.

(2)
Includes (a) 10,000 shares owned by Mr. Rinberg's wife; (b) 200,000 shares issued to a trust company for the benefit of Mr. Rinberg, subject to a voting proxy in favor of Mr. Brown; and (c) employee stock options awarded under the Zion 2005 Stock Option Plan to purchase 50,000 shares of Common Stock at $0.01 par share through December 3, 2017.  Does not include options for an additional 30,000 shares of Common Stock at $0.01 per share exercisable through December 3, 2017, which are scheduled to vest in 2009.

(3)
Includes (a) 30,000 shares and (b) warrants to purchase 30,000 shares at $7 per share through January 31, 2012, owned by a person with whom Mr. Perry shares a residence, of which Mr. Perry disclaims beneficial ownership.

(4)
Includes (a) 12,000 shares owned by Mr. Avery's mother over which Mr. Avery holds a power of attorney and of which Mr. Avery disclaims beneficial ownership; (b) employee stock options awarded under Zion’s 2005 Stock Option Plan to purchase 40,000 shares of Common Stock at $0.01 per share through December 3, 2017.

(5)
Includes (a) 2,000 shares owned by two of Mr. Van Brauman’s adult children who shares his residence, in which Mr. Van Brauman disclaims beneficial interest, (b) employee stock options awarded under Zion’s 2005 Stock Option Plan to purchase 20,000 shares of Common Stock at $5.60 per share through June 30, 2012 and (c) warrants to purchase 2,000 shares at $7 per share through January 31, 2012.

(6)	Includes employee stock options awarded under Zion’s 2005 Stock Option Plan to purchase 3,882 shares of Common Stock at $0.01 per share through December 3, 2017.

(7)	Includes (a) 93,000 shares owned by a trust controlled by Mr. Render; and (b) 7,000 shares owned by Mr. Render's wife.

(8)
Includes (a) 45,000 shares held by trusts for Dr. Barron's children, in which shares Dr. Barron disclaims beneficial interest, (b) 56,000 shares owned by a ministry of which Dr. Barron is president and a director, and in which shares Dr. Barron disclaims any beneficial interest, and (c) warrants to purchase 50,000 shares at $7 per share through January 31, 2012, of which 10,000 of those warrants are held by the ministry previously referenced.

(9)	Includes (a) a warrant to purchase 25,000 shares of Common Stock through December 31, 2009 at $5.00 per share; and (b) 16,225 shares held by Mr. Siegel's wife, of which Mr. Siegel disclaims ownership.

(10)	Includes a warrant to purchase 25,000 shares of Common Stock through December 31, 2009 at $5.00 per share.

(11)	Includes a director’s stock option, awarded under the Zion 2005 Stock Option Plan to purchase 25,000 shares of Common Stock at $5.00 per share through December 31, 2009.

(12)	Includes all shares noted in notes 1-12 above.

Voting Agreements

As of the Record Date, our Founder and Chairman John M. Brown holds proxies to vote 200,000 shares of Common Stock held by a trust company for the benefit of Mr. Rinberg.  The proxy remains in effect through October 31, 2010.  The voting agreements that were in effect with respect to approximately 3,442,329 shares of Common Stock expired on July 8, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and on representations from its executive officers and directors and persons who beneficially own more than 10% of the Common Stock, all filing requirements of Section 16(a) of the Exchange Act, were complied with in a timely manner during the fiscal year ended December 31, 2008, except the following:

Reporting Person	Form Type	Transaction	Form Due Date	Form Filed Date

Glen Perry	4	Purchase of 12,000 Units	December 4, 2008	February 13, 2009(1)
	4	Gifting of 12,000 Units	December 4, 2008	February 13, 2009(1)
	4	Gifting of 12,500 shares	December 22, 2008	February 13, 2009(1)

John Brown	4	Gifting of 30,000 shares	November 20, 2008	November 26, 2008
	4	Gifting of 12,500 shares	December 22, 2008	March 16, 2009(1)

Sandra Green	4	Gifting of 700 shares	December 22, 2008	March 16, 2009(1)

Martin Van Brauman	4	Grant of 4,165 shares	July 3, 2008	October 28, 2008
(1)  Filed on Form 5

(1)  Filed on Form 5

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have been no material transactions between us and any of our directors (including nominees for director) or officers, except as described in the following paragraphs. Where noted, the transactions below were on terms at least as favorable as could be obtained through arm's length negotiations with third parties. Our Audit Committee Charter provides that our Audit Committee shall review for potential conflict of interest situations on an ongoing basis, and shall approve all "related party transactions" required to be disclosed under SEC regulations or otherwise subject to approval by an independent body of our Board under the requirements of the NYSE Amex Exchange.

In connection with our public follow on offering (the “Follow On Offering”) of units of our securities (the “Units”), with each Unit consisting of one share of our Common Stock and one common share purchase warrant (exercisable at $7 per share), which offering ended on January 9, 2009, our President and Chief Operating Officer, Glen Perry, as of December 31, 2008, had subscribed for 12,000.  In connection with the final closing held in January 2009, Mr. Perry and our Chief Legal Officer and Senior Vice President, Martin Van Brauman, subscribed for, respectively, 10,000 and 2,000 Units.  All such subscriptions were paid for through the conversion of amounts owed to them in respect of deferred salaries and other payment in the amounts of, respectively, $220,000 and $20,000.

Effective November 1, 2005, Mr. Rinberg was elected our President. In connection with this appointment, the Board, on October 27, 2005, authorized our Chairman and the Chief Executive Officer to negotiate a two-year retention agreement commencing November 1, 2005 (the "Rinberg Retention Agreement") subject to Audit Committee review and approval and ratification by the Board. The principal element of compensation was the award of 200,000 shares of Common Stock (the "Rinberg Shares"), subject to certain pro-rated vesting requirements over the two-year retention period and voting agreement requirements. The Audit Committee approved the Rinberg Retention Agreement on May 22, 2006 and the Board ratified such approval, following which and under the terms of the agreement, the Rinberg Shares were issued to ESOP Trust Company for Mr. Rinberg's benefit. We valued the transaction at $500,000, or $2.50 per share, which valuation has been supported by a report dated April 28, 2006, prepared by Hill, Schwartz, Spilker, Keller, LLC. The transaction was accounted for each month as payment for compensation at $20,833 per month for the twenty-four months commencing November 2005 through October 2007. We also paid the fees for certain tax advisory and related services to Mr. Rinberg in connection with his retention in the amount of $6,000.

We have extended no loans to and provided no loan guarantees in connection with extension of credit to our officers, directors, employees or promoters.

EXECUTIVE COMPENSATION

Executive Officer Compensation

The following table sets forth information for the fiscal years ended December 31, 2008 and 2007 concerning compensation of (i) all individuals serving as our principal executive officer during the fiscal year ended December 31, 2008 and (ii) the two other most highly compensated employees who were serving as executive officers as of December 31, 2008 and whose total compensation exceed $100,000 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary		Bonus	Options		All Other Compensation		Total
	US$ (thousands)
Richard J. Rinberg, Chief	2008	275	(1)	—	202	(3)	—		477
Executive Officer	2007	254	(2)	—	55	(3)	—		309

Glen H. Perry, President and	2008	250	(4)	—	—		144	(5)	394
Chief Operating Officer	2007	204	(4)	—	—		203	(6)	407

William H. Avery, Executive	2008	225	(7)	—	—		—		225
Vice President and Treasurer	2007	150	(7)	—	257	(8)	20	(9)	427

(1) Of this amount, $120,000 was paid and $155,000 is being deferred through July 1, 2009. See “Richard J. Rinberg” at p. 5 below.

(2) Of this amount, $208,000 was paid in the form of 83,333 shares of Common Stock valued at $2.50 per share in accordance with the terms of the Rinberg Retention Agreement (which agreement was replaced by the personal employment agreement entered into by Zion and Mr. Rinberg in December 2007), $20,000 was paid in cash and $26,000 is being deferred through July 1, 2009. See “Richard J. Rinberg” at p. 5 below.

(3) Represents the value recognized by Zion in respect of options awarded in December 2007 under our 2005 Stock Option Plan, all of which options have vested as of October 2008. See “Richard J. Rinberg” at p. 5below.

(4) Of this amount $120,000 was paid in each of 2008 and 2007, with $130,000 and $84,000 in respect of 2008 and 2007, respectively, being deferred through July 1, 2009. See “Glen H. Perry” at p. 6 below.

(5) Includes $120,000 related to previously deferred amounts that were converted into Units pursuant to subscriptions in our Follow On Offering and $24,000 in lieu of benefits under the terms of Mr. Perry’s employment agreement that were deferred in full. See “Glen H. Perry” at p. 6 below.

(6) Includes $154,000 related to previously deferred amounts that were converted into Common Stock pursuant to subscriptions in our initial public offering and $25,000 that was paid for with previously deferred amounts.  The other $24,000 is in lieu of benefits under the terms of Mr. Perry’s employment agreement and was deferred in full. See “Glen H. Perry” at p. 6 below.

(7) Of this amount $120,000 and $89,000 was paid in 2008 and 2007, respectively, with $105,000 and $61,000 in 2008 and 2007, respectively, being deferred through July 1, 2009. See “William H. Avery” at p. 6 below.

(8) Represents the value recognized by Zion in respect of options awarded in December 2007, all of which options were fully vested at grant. See “William H. Avery” at p. 6 below.

(9) Amount paid in respect of previously deferred amounts. See “William H. Avery” at p. 6 below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — DECEMBER 31, 2008

The following table sets forth information as of December 31, 2008, concerning unexercised options for the purchase of Common Stock held by the Named Executive Officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Richard J. Rinberg	40,000-			$0.01	10/31/17
Glen H. Perry	-	-	-	-	-
William H. Avery	40,000-	-	-	0.01-	10/31/17-
	-	-	-	-	-

EMPLOYMENT AGREEMENTS

Richard. J. Rinberg. Mr. Rinberg was appointed as Chief Executive Officer in March 2007.  On December 4, 2007, Mr. Rinberg entered into an employment agreement (the “Rinberg Employment Agreement”) with the Company pursuant to which Mr. Rinberg continues to serve in the capacity of Chief Executive Officer. The employment agreement replaces the prior Retention and Management Services Agreement between the Company and Mr. Rinberg that was originally entered into as of November 1, 2005 and which expired on October 31, 2007. The term of employment under the employment agreement commenced, which commenced as of November 1, 2007, continues through December 31, 2010; thereafter, the agreement provides that it is to be renewed automatically for successive two year terms unless either party shall advise the other 90 days before expiration of the initial or renewed term of its intention to not renew the agreement beyond its then scheduled expiration date. Under the agreement, Mr. Rinberg is paid an annual salary of $275,000, payable monthly, notwithstanding which, consistent with the current arrangement with the Company's senior officers where only up to 60% of their respective salaries are paid (up to $10,000 per month) with the remainder deferred until such time as the Company's cash position permits payment of salary in full without interfering with the Company's ability to pursue its plan of operations, the agreement provides that Mr. Rinberg be paid $10,000 per month with the remaining amounts due on account of his salary to be deferred as described. Mr. Rinberg has agreed to defer payment of the remainder through July 1, 2009.  From the effective date of the employment agreement, the Company maintains (i) Manager’s Insurance under Israeli law for the benefit of Mr. Rinberg pursuant to which the Company contributes amounts equal to (a) 13-1/3 percent (and Mr. Rinberg contributes an additional 5%) of each monthly salary payment, and (b) an amount equal to 7.5 % of Mr. Rinberg’s salary (with Mr. Rinberg contributing an additional 2.5%) to an education fund, a form of deferred compensation program established under Israeli law. Mr. Rinberg can terminate the employment agreement and the relationship thereunder at any time upon 60 business days' notice. If during the term the Company were to terminate the agreement or if the Company were to elect to not renew the agreement at the end of the term, in either case for any reason other than "Just Cause" (as defined in the Rinberg Employment Agreement), then the Company is to pay to Mr. Rinberg the salary then payable under the agreement through the longer of (i) the scheduled expiration of the initial or a renewal term as if the agreement had not been so terminated or not renewed or (ii) six months, as well as all bonuses and benefits earned and accrued through such date. Mr. Rinberg may also terminate the agreement for "Good Reason" (as defined in the Rinberg Employment Agreement), whereupon he will be entitled to the same benefits as if the Company had terminated the agreement for any reason other than Just Cause. The Rinberg Employment Agreement provides for customary protections of the Company's confidential information and intellectual property. The Rinberg Employment Agreement also provides that Mr. Rinberg be awarded options at a per share exercise price of $0.01 to purchase 40,000 shares of the Company's Common Stock under the Plan with 10,000 options vesting each 90 days, starting on January 29, 2008. On December 4, 2007, the Company authorized the entry into an Option Award Agreement pursuant to which Mr. Rinberg was granted these options (valued at a total cost of $257,328, recognized over the vesting periods) under the Plan on the terms set forth above.

Glen H. Perry. Mr. Perry is employed pursuant to a five-year personal employment agreement effective January 1, 2004 with an initial term that terminated on December 31, 2008, subject to automatic renewal unless notice of non-renewal is given per the terms of the agreement, which notice was not given. Under the terms of the agreement, Mr. Perry’s salary is $200,000 per annum. In addition, the agreement provides that Mr. Perry is to receive benefits in the form of reimbursement of insurance premiums of up to $2,000 per month, certain membership dues and certain expenses incurred in connection with the performance of his duties. The agreement also provides as follows: (i) term renewable annually following initial term to the age of 70, terminable on death, severe disability or for willful misconduct as determined by final judicial decision; (ii) upon a termination without cause, Mr. Perry will receive an amount equal to his annual salary for the remainder of the term plus six months; if such termination follows a change of control, Mr. Perry will receive an amount equal to annual salary for the remainder of the term plus 42 months; (iii) upon resignation by Mr. Perry on 90 days notice waivable by the Company, the Company shall redeem such period by payment of an amount equal to salary and benefits otherwise due during waived period; and (iv) grant of a 10% interest in the key employee long term incentive plan we intend to establish whereby a 1.5% overriding royalty or equivalent interest from future production licenses and leases shall be assigned to a separate inventive fund for key employees. Consistent with the current arrangement with the Company's senior officers where only up to 60% of their respective salaries are paid (up to $10,000 per month) with the remainder deferred until such time as the Company's cash position permits payment of salary in full without interfering with the Company's ability to pursue its plan of operations, Mr. Perry was paid $10,000 per month with the remaining amounts due on account of his salary to be deferred as described As of December 31, 2008, Mr. Perry had deferred $247,000 of compensation due him under his employment agreement. Effective December 1, 2007, Mr. Perry’s salary was increased to $250,000 per annum.

William H. Avery. On December 4, 2007, we entered into an Employment Agreement with William H. Avery, Zion’s Corporate Executive Vice President (the "Avery Agreement"), effective as of December 1, 2007. The Avery Agreement replaces the prior retention and compensation arrangements between Zion and Mr. Avery. The Avery Agreement is currently in effect through December 31, 2009; thereafter, the employment agreement will be renewed automatically for successive one year terms unless either party shall advise the other 90 days before expiration of the term of its intention to not renew the agreement beyond its then scheduled expiration date. Under the agreement, Mr. Avery is paid an annual salary of $225,000, payable monthly, notwithstanding which, consistent with the current arrangement with our senior officers where only up to 60% of their respective salaries are paid (up to $10,000 per month) with the remainder deferred until such time as our cash position permits payment of salary in full without interfering with Zion’s ability to pursue its plan of operations, Mr. Avery has agreed to be paid $10,000 per month with the remaining amounts due on account of his salary to be deferred through July 1, 2009. Mr. Avery can terminate the employment agreement and the relationship thereunder at any time upon 60 business days' notice. If during the term we were to terminate the agreement or if we were to elect to not renew the agreement at the end of the term, in either case for any reason other than "Just Cause" (as defined the employment agreement), then we are to pay to Mr. Avery the salary then payable under the agreement through the longer of (i) the scheduled expiration of the term as if the agreement had not been so terminated or not renewed or (ii) six months, as well as all bonuses and benefits earned and accrued through such date. Mr. Avery may also terminate the employment agreement for "Good Reason" (as defined in the employment agreement), whereupon he will be entitled to the same benefits as if the Company had terminated the agreement for any reason other than Just Cause. The Avery Agreement provides for customary protections of our confidential information and intellectual property. The Avery Agreement also provides that subject to the entry into an Option Award Agreement, Mr. Avery be awarded fully vested options at a per share exercise price of $0.01 to purchase 40,000 shares of the Company's Common Stock under the Plan. On December 4, 2007, we authorized the entry by us into an Option Award Agreement pursuant to which Mr. Avery was granted options to purchase 40,000 shares (valued at $257,328) under the Plan on the terms set forth above.

DIRECTOR COMPENSATION

The following table summarizes compensation paid to our non-management directors during the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash		Stock Awards	Option Awards		All Other Compensation	Total
	US$ (thousands)
John M. Brown	156	(1)	—	—		—	156
James A. Barron	18		—	—		—	18
Yehezkel Druckman	18		—	—	(2)	—	18
Forrest A. Garb	18		—	—	(3)	—	18
Paul Oroian	24		—	—	(4)	—	24
Robert Render	18		—	—		—	18
Kent S. Siegel	24		—	—	(5)	—	24

(1)	Of this amount, $35,000 was paid and $121,000 was deferred through July 1, 2009 (See discussion below).

(2)
Mr. Druckman holds a director’s stock option under our 2005 Stock Option Plan to purchase 25,000 shares of Common Stock at $5.00 per share, which options were originally scheduled to expire on December 31, 2008. The expiration date was extended to December 31, 2009. These options were authorized and their terms, including exercise price, fixed on October 27, 2005 in connection with services commencing November 2005 and, accordingly, the options were valued in December 2005, notwithstanding that the award agreement was signed only in July 2006. A decrease of $6,000 was made to the initial valuation at the time of the extension of the originally scheduled expiration date.  The options became exercisable on July 1, 2007. The rights underlying the options vested on November 1, 2005.

(3)
Mr. Garb holds director’s stock option under our 2005 Stock Option Plan to purchase 25,000 shares of Common Stock at $5.00, which options were originally scheduled to expire on December 31, 2008. The expiration date was extended to December 31, 2009. These options were authorized and their terms, including exercise price, fixed on October 27, 2005 in connection with services commencing November 2005 and, accordingly, the options were valued in December 2005, notwithstanding that the award agreement was signed only in July 2006. A decrease of $6,000 was made to the initial valuation at the time of the extension of the originally scheduled termination date.  The options became exercisable on July 1, 2007. The rights underlying the options vested on November 1, 2005.

(4)
Mr. Oroian holds a warrant, granted on October 27, 2005, exercisable commencing July 1, 2007 to purchase 25,000 shares of Common Stock, which warrant was originally exercisable through December 31, 2008. The expiration date was, extended to December 31, 2009, at $5.00 per share. The warrant vested on the grant date.  The warrants were valued at the time of issuance and an additional expense of $5,000 was recognized at the time of the termination extension.

(5)
Mr. Siegel holds a warrant, granted on October 27, 2005, exercisable commencing July 1, 2007 to purchase 25,000 shares of Common Stock through December 31, 2008, subsequently extended to December 31, 2009, at $5.00 per share.  The warrant vested on the grant date.  The warrants were valued at the time of issuance and an additional expense of $5,000 was recognized at the time of the termination extension.

Except for Mr. Brown, each director who is not a member of management received a monthly fee of $1,500.  In addition, each committee chairman, who is not a member of management, as well as the Lead Director, receives an additional $500 per month. To date additional compensation in the form of warrants or options to purchase shares of Common Stock have been awarded to non-management directors upon their appointment to the Board and at other appropriate times. Except as noted in the footnotes immediately above, all warrants and options granted to directors have been exercised or expired prior to January 1, 2007.

On January 18, 2008, we and John Brown, the Chairman of the Company's Board of Directors, entered into a Chairman of the Board Appointment Agreement (the "Chairman Appointment Agreement") pursuant to which Mr. Brown serves as the Chairman of the Board of Directors. Prior to our entry into the Chairman Appointment Agreement with Mr. Brown, Mr. Brown was employed by the Company as its Chairman pursuant to the personal employment agreement (the "Employment Agreement") that was scheduled to expire on December 31, 2008. On January 18, 2008 and prior to the entry into the Chairman Appointment Agreement, Mr. Brown and the Company entered into an Agreement of Termination, effective as of such date, whereby the Employment Agreement and all rights thereunder were terminated. The Chairman Appointment Agreement has an initial term that extends through December 31, 2009, provided that such appointment is subject to the Board's decision (in its sole discretion) to discontinue such appointment and to the rights of our stockholders under law to remove or replace Mr. Brown from the Board. Under the agreement, Mr. Brown is to be paid an annual fee of $144,000, payable monthly, provided that, consistent with the current arrangement with the Company's senior officers, he is being paid $2,000 per month with the remaining amount of each month's balance deferred until such time as our cash position permits payment of salary in full without interfering with Zion's ability to pursue its plan of operations. In addition, Mr. Brown receives $1,000 per month for rental expenses relating to an office he maintains. Mr. Brown can terminate the Chairman Appointment Agreement and the relationship thereunder at any time upon 90 business days' notice. If during the term Zion were to terminate the agreement for any reason other than "Cause" or "Disability" (as defined in the agreement), then Zion is to pay to Mr. Brown the fees then payable under the agreement through the scheduled expiration of the term as if the agreement had not been so terminated and an additional six months' monthly payment of fees. Notwithstanding the foregoing, the removal or replacement of Mr. Brown as Chairman of either or both of the Compensation Committee and the Nominating and Corporate Governance Committee shall not be deemed to be termination for any reason other than cause or disability.

Equity Compensation Plan Information

The following table sets forth certain information with respect to securities authorized for issuance under equity compensation plans and agreements granting options or warrants outside of these plans as of December 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders: - Stock Options	250,549	$3.45	749,451

Equity compensation plans not approved by security holders: - Directors Warrants (1)	50,000	$5.00	0
- Underwriter’s Warrants (2)	46,621	$8.75	0

TOTAL	347,170	$4.39	749,451

(1)
In October 2005, warrants to purchase 50,000 common shares of our stock at $5.00 per share were issued to two directors for services rendered to Zion as directors during the period 2003-2005. These warrants are exercisable at any time commencing July 1, 2007 through December 31, 2008, which date was subsequently extended to December 31, 2009.

(2)
Warrants issued to Network 1 Financial Securities, Inc. pursuant to the terms of an underwriting agreement in connection with our initial public offering. The warrants provide for the right to purchase 46,621 shares of our Common Stock at $8.75 per share. The warrants are exercisable for a period beginning November 25, 2007 and have an expiration date of September 26, 2009.

Long-Term Incentive Plan

At our 2002 annual meeting of stockholders, the stockholders approved the establishment of a long-term key employee incentive plan, which may be structured as an employees' royalty pool, to be funded by the equivalent of a 1.5% overriding royalty interest. The Company may initiate the establishment of a long-term management incentive plan for key employees whereby a 1.5% overriding royalty or equivalent interest in the Asher-Menashe License and Joseph License and such other oil and gas exploration and development rights as may in the future be acquired by the Company would be assigned to key employees.  As the plan has not been established as of December 31, 2008 or 2007, the Company did not have any outstanding obligation in respect of the plan.

PROPOSALS TO BE CONSIDERED AT ANNUAL MEETING

I.  ELECTION OF DIRECTORS

Three directors will be elected at the meeting as Class I directors of the Company for a term of three years and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting. Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy. At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such person was selected as a director or nominee.

The Company's Nominating and Corporate Governance Committee has reviewed the qualifications and independence of the nominees for director, and, with each member of the Nominating and Corporate Governance Committee abstaining as to himself, has recommended each of the other nominees for election to the Board of Directors.

The class whose term of office will expire at our 2009 Annual Meeting of Stockholders consists of John M. Brown, Forrest A. Garb, Robert Render and James Barron. Mr. Render and Dr. Barron have advised the Board that they will not be standing for re-election. Mr. Julian Taylor is standing for election.

Name of Nominee	Principal Occupation	Age	Year Became a Director
John M. Brown	Chairman of the Board	69	2000
Forrest A. Garb	Director of the Company	79	2005
Julian Taylor	Director Nominee	56	—

No family relationship exists between any director, director nominee and executive officer of the Company.

John M. Brown is the founder of Zion and has been a director and Chairman of the Board of Directors of Zion since its organization in April 2000. He also served as Chief Executive Officer of the Company until September 2004 and as President until October 2001. Mr. Brown has extensive management, marketing and sales experience, having held senior management positions in two Fortune 100 companies - GTE Valenite, a subsidiary of GTE Corporation and a manufacturer of cutting tools, where he was employed from 1966-86 and served as the corporate director of purchasing, and Magnetek, Inc., a manufacturer of digital power supplies, systems and controls, where he was corporate director of procurement during 1988-89. Mr. Brown was a director and principal stockholder in M&B Concrete Construction, Inc. from 1996 to 2003 and is an officer and principal owner of M&B Holding Inc. (a Nevada corporation) based in Dallas, Texas, the sole shareholder of M&B General Contracting Inc. (a Delaware corporation). These companies primarily provide cement walls and floors for industrial buildings, office buildings and home developers. Prior to founding the Company, Mr. Brown had been actively pursuing a license for oil and gas exploration in Israel for many years. He led the efforts leading to the Company obtaining, in May 2000, the Ma'anit License in the Joseph Project. Mr. Brown holds a BBA degree from Fullerton College.

Forrest A. Garb was appointed a director of Zion Oil in November 2005.  Mr. Garb is petroleum engineer providing independent consulting services for more than 45 years.  His consulting career began with H.J. Gruy and Associates, Inc. and its successors, where he served as a vice president for four years, executive vice-president for ten years, and president for fifteen years, until leaving in 1986, following Gruy's merger into a public company.  In his capacity as president, Mr. Garb contracted, performed and supervised over 12,500 projects ranging from simple evaluations to sophisticated reservoir simulations.   In 1988, Mr. Garb founded Forrest A. Garb & Associates, Inc., a privately owned petroleum consulting firm, where he served as chairman and chief executive officer until his retirement in 2003 and sale of his interests in the company to its key employees.  Prior to entering into consulting, Mr. Garb was educated in petroleum engineering at Texas A&M University (BSc and Professional MSc) and received his early training at Socony Mobil Oil Company in Kansas, Texas, Louisiana and Venezuela.  Mr. Garb is a member of the Society of Petroleum Engineers and is a past President of the Society of Petroleum Evaluation Engineers.  He is a member of the Association of Computing Machinery, the American Arbitration Association, the Petroleum Engineers Club of Dallas, the Dallas Geological Society, and is a member of the American Association of Petroleum Geologists.  He is a charter member of The American Institute of Minerals Appraisers.  He is a registered professional engineer in the state of Texas.

Julian Taylor is the founder of Tangent Trading Ltd, an international non-ferrous scrap metal trading company formed in 1985 with offices in London, U.K. and Los Angeles, U.S.A.  In 2006, Tangent Trading Ltd was elected to the membership of the London Metal Exchange and in 2008 Tangent Trading Ltd was included by The Sunday Times newspaper (in the U.K.) in its 'Profit Track 100' list of Britain's fastest growing private companies.  Mr. Taylor has led Tangent Trading from inception in 1985. Mr. Taylor has over 37 years experience in trading metals internationally. Prior to forming Tangent in 1985, he was affiliated with Amalgamated Metal Corporation plc (an international holding company with origins in metal merchanting), as a trader since 1978. Prior to such time, from 1972 to 1978, he was a trader at S&W Berisford plc (a U.K. listed merchanting and commodity trading conglomerate).

Information Regarding Other Members of the Board of Directors and Key Employees

Officers and Directors

Richard J. Rinberg, age 56, was appointed a director in November 2004 and appointed Chief Executive Officer of the Company in March 2007. He served as President of the Company from October 2005 to March 2007. Since 1996, Mr. Rinberg has been a private investor and manager of his own and his family funds. From 1979 through 1996, he served as Managing Director of the Rinberg Group, a corporate group based in England active in the precious metals and jewelry industry, property development and securities trading. In the early 1980s Mr. Rinberg was elected a Member of the London Diamond Bourse and in 1987 he was elected an Underwriting Member at Lloyd's of London Insurance Market. Between 1975 and 1978, Mr. Rinberg was on the staff of Spicer & Pegler (Chartered Accountants) and, in 1978, was admitted as a Member of The Institute of Chartered Accountants in England and Wales. Mr. Rinberg holds a Bachelor of Science Honors Degree in Mathematics from University College, the University of London.

Glen H. Perry, age 66, has been President and Chief Operating Officer of the Company since March 2007. He served as Executive Vice President of the Company from April 2000 to March 2007 and was elected a director in November 2000. He first started working with Mr. John Brown, Founder and Chairman of the Board of Directors of the Company, and the Joseph Project in September 1999. During 1998 and 1999 Mr. Perry was a consultant to Delek Drilling Ltd., with respect to its participation in the major gas discoveries offshore of Israel. From 1993-98 he worked for National Petroleum Limited, an international oil and gas company with representative offices in Geneva, Switzerland, where Mr. Perry served as manager of project development in the C.I.S. Republics and general director of an oil and gas project in the Republic of Georgia. Previously, he was an officer and director of Prairie Producing Company ("Prairie"), an independent oil company operating mainly in Louisiana and Texas, from 1985 until Prairie was sold in 1990 to UNOCAL. While with Prairie, Mr. Perry had responsibility for design, construction and operation of all operational projects, including production facilities, pipelines, and plants, and also for marketing. Mr. Perry joined Prairie in December 1976 as a production engineer, was appointed chief engineer in October 1979, and served as vice-president, production and operations from 1985-89, and senior vice president from 1989-90. Prior to joining Prairie, Mr. Perry's experience was in drilling and production for Exxon Company, USA (now ExxonMobil Corporation) and Energy Reserves Group (now BHP). Mr. Perry holds a Masters in Petroleum Engineering from the University of Texas and a Bachelor of Science from the University of Tennessee.

William H. Avery, age 61, was elected Executive Vice President and Treasurer of the Company in June 2007; he was appointed a director of the Company in March 2007. Prior to his election as Executive Vice President, Mr. Avery had served as Vice President - Finance and Treasurer since January 2003. For the thirteen years prior to becoming an employee of Zion, Mr. Avery practiced as an independent attorney in transactional work, concentrating in the area of real property law, including oil and gas transactions. Prior to such time he was a partner for seventeen years and an associate for four years at Storey, Armstrong, Steger and Martin, a full-range Dallas law firm, concentrating his practice in the representation of financial institutions in loan transactions. In addition he has more than twenty years experience as an oil and gas property investor and investment manager for his own account and for members of his family. Mr. Avery holds a Bachelor of Business Administration degree in Finance from Southern Methodist University and a Doctor of Jurisprudence degree from Duke University Law School.

Martin Van Brauman, age 61, was appointed Chief Financial Officer and Senior Vice President in June 2007, a position that he held through January 31, 2009 until his appointment as Chief Legal Officer and Senior Vice President on February 1, 2009. In addition, on August 1, 2008, he was appointed to the Board to fill the vacancy created by the resignation of Mr. Philip Mandelker.  Effective September 1, 2008, he was elected by the Board to fill the unexpired term as corporate secretary upon Mr. Mandelker’s resignation from the Board on August 1, 2008. He holds a B.E. degree from Vanderbilt University, a Doctor of Jurisprudence degree from St. Mary's University and an M.B.A. (Beta Gamma Sigma) and LL.M. (Tax Law), from Southern Methodist University and has over 21 years of experience in corporate tax and accounting analysis. Mr. Van Brauman is Board Certified in Tax Law by the Texas Board of Legal Specialization. Since October 2001, Mr. Van Brauman has been in private practice as Lowden Van Brauman LLP, which evolved into Gibson, Wiley, Cho & Van Brauman, PLLC. His areas of practice have involved (i) advising U.S. and foreign corporations on their worldwide tax structures both domestic (federal & state) and foreign and implementing those proposals through corporate and partnership formations, acquisitions, reorganizations, (ii) providing legal and tax consulting on cross-border transactions, (iii) advising on inbound, as well as outbound, U.S. tax issues for foreign corporations, (iv) proposing business models and implementing the execution by the formation, reorganization and conversion of domestic/foreign corporations, partnerships, and other types of business organizations, (v) performing the financial and tax due diligence of U.S. and foreign acquisitions and divestments (reviewing both domestic and foreign tax returns, financial statements and corporate documents and contracts) and (vi) reviewing U.S. tax filings for domestic and foreign corporations. From January 2000 to October 2001, Mr. Van Brauman was a Senior Manager, International Tax Consulting Group, Grant Thornton LLP (National Position), where he advised U.S. and foreign corporations on their worldwide tax structures for global operations, provided legal and tax consulting on cross-border transactions, assisted foreign companies with tax planning and consulting with inbound, as well as outbound, U.S. tax issues, advised on International Tax Controversy work, including Tax Court litigation, and was an Instructor, Grant Thornton International Tax Academy.

Sandra Green, age 45, was appointed Chief Accounting Officer and Vice President in July 2007 and Chief Financial Officer as of February 1, 2009. Ms. Green has served as our Director of Planning of Zion from March 2005 until July 2007. From 1999-2005, she was the Accounting Manager of Hunt Properties, Inc., a real estate development and management company in Dallas. From 1994 to 1999, she provided accounting and auditing services for clients in North Texas and New Mexico. These clients included governments, schools, not-for-profit organizations, financial institutions, family trusts, private entrepreneurs and oil and gas companies. From 1991 - 1994, she served as Assistant to the President and then as Acting Controller with Aztec Energy Corporation (NASDAQ) and from 1989-1991 as Assistant to the President at American International Petroleum Corporation (NASDAQ). She holds a Bachelor’s Degree in Business Administration from the University of Texas at Tyler and has taken graduate classes at the University of Texas at Tyler and at Arlington. She is a Certified Public Accountant in the state of Texas.

Kent S. Siegel, age 53, was appointed a director in November 2003. Mr. Siegel has served as president and chief operating officer of Siegel and Siegel, P.C. since 1984. Siegel and Siegel is a firm of certified public accountants and attorneys at law based in West Bloomfield, Michigan, at which Mr. Siegel practices as a tax and bankruptcy attorney and CPA. Mr. Siegel holds a Bachelor of Business Administration from Michigan State University School of Business, a Juris Doctor from Wayne State University School of Law and a Bachelor of Science in Electrical Engineering from Lawrence Technological University School of Engineering. He currently serves as chairman of the Temple Israel School Board Fund Raising Committee.

Paul Oroian, age 59, was appointed a director in November 2003.  Since its founding in 1983 he has served as president and managing partner of Oroian, Guest and Little, P.C., a certified public accounting and consulting firm based in San Antonio, Texas.  From 1980-1983, Mr. Oroian was a tax senior in the San Antonio offices of Arthur Young and Company. Mr. Oroian holds a Bachelors of Science – Business Administration from Bryant College.  He has served as a board member of Technology Oversight Committee and the IRS Regional Liaison Committee of the Texas Society of Certified Public Accountants and was vice president and a director of the San Antonio CPA Society between 1992-1998.  He currently serves as treasurer of The Youth Orchestra of San Antonio in San Antonio, Texas.

Dr. Yehezkel (Charlie) Druckman, age 70, was appointed a director of Zion Oil in November 2005.  Dr. Druckman was Petroleum Commissioner for the State of Israel from 1995 until his retirement in 2004, where he supervised the licensing of petroleum rights in the onshore and offshore Israel. These efforts led to the discovery of 1.5 trillion cubic feet of gas in the Israeli offshore Mari B and other smaller fields during 1999-2000.  Since 1965 he has been a member of the professional staff of the Geological Survey of Israel, where he headed the Mapping, Stratigraphy and Oil Division during 1982-1985 and 1991-1994. He was also affiliated with the Louisiana State University at Baton Rouge as Research Associate in Geology during 1978-1980 and 1989-1990.  He was awarded in 1974 the Israel Geological Society’s Perez Grader award.  He is an active member of the American Association of Petroleum Geologists and the Geological Society of Israel (where he served as president in 1982, and for a number of years on the Society's editorial board).  He also served as member of the Israeli National Petroleum Commission and Board of Directors of Oil Exploration (Investments) Ltd., an Israeli government company.  Dr. Druckman graduated from the Hebrew University in Jerusalem where he was awarded BSc, MSc and PhD degrees in geology.

Key Employees

Dr. Eliezer Kashai has been Vice President - Israeli Exploration of the Company since October 2000. Dr. Kashai studied geology in the University of Sciences, Budapest, Hungary, holds Masters and Ph.D. degrees from Hebrew University, Jerusalem and is a widely recognized authority on the Triassic formation of Israel. Dr. Kashai has over fifty years of geological experience in Israel working until his retirement in 1987 for the national petroleum companies of Israel, including almost thirty years for Lapidoth Israel Oil Prospectors Company, Ltd. and Oil Exploration (Investments) Ltd., where he served in progressively responsible positions. At Lapidoth during 1959-75, he served as senior geologist, assistant chief geologist, acting chief geologist and chief geologist. At Oil Exploration (Investments) Ltd. during 1975-87, he was first chief geologist, then deputy managing director responsible for all of that company's exploration efforts. Following his retirement in 1987 and through 1998, Dr. Kashai worked as an exploration consultant for various companies active in petroleum exploration in Israel, including Israel National Oil Company, Lapidoth, Naphta Petroleum, ABJAC-Mazal Ltd., Nordan Oil and Gas, and Sedot Neft, Ltd. where he was responsible for the original geological interpretation of Ma'anit. He began consulting for Mr. Brown in connection with the Joseph Project in late 1999 and for us in April 2000. Dr. Kashai has served as president of the Israel Geological Society and is responsible for five geological publications and nearly one hundred unpublished company reports on exploration projects, drilling recommendations, subsurface geological analysis and well evaluations.

Stephen E. Pierce was retained as the Company's consulting geologist for the drilling of the Ma'anit #1 and subsequent exploration and development in February 2005. He joined the Company on a full time basis in October 2005 and, since June 2006, serves as our Exploration Manager. From 1995 to 2005, Mr. Pierce served as project geologist for Murfin Drilling Co. in the Caribbean, primarily in the Dominican Republic. During 1992-1995, Mr. Pierce was consulting geologist for several small independent companies operating in the Caribbean and South America, as well as in Wyoming and Texas. From 1985-1992, he acted as senior geological advisor for Mobil Oil Corporation and, from 1980-1985, worked as senior geologist for Superior Oil Co. He served as senior geologist in Pakistan for AMOCO from 1979-1980 and as geologist for UNOCAL from 1974-1979. Mr. Pierce received his M.S. in geology from San Diego University in 1974 and his B.S. in geology from California State University in 1972. He holds the title of Professional Geologist with the State of Wyoming and memberships with the American Association of Petroleum Geologists and the American Institute of Professional Geologists.

Resignations

Mr. Elisha Roih, Vice President – Administration of Israeli Operations since April 2000, resigned from his position with our company on February 28, 2009.

Information Regarding the Board of Directors and Committees

The Company's Board of Directors is divided into three classes of directors, with each class (except for the initial classes) elected to a three-year term every third year and holding office until their successors are elected and qualified. The class whose term will expire at this year's annual meeting of stockholders consists of John M. Brown, Forrest A. Garb, Robert Render and James Barron.   The class whose term of office will expire at our 2010 annual meeting of stockholders consists of Richard Rinberg, Glen Perry, Martin M. Van Brauman and Kent Siegel.  The class whose term of office will expire at our 2011 annual meeting of stockholders consists of William H. Avery, Yehezkel Druckman and Paul Oroian.

During the fiscal year ended December 31, 2008, the Board met or acted by unanimous consent on 10 occasions. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of any committees of the Board on which they served.

The Company does not have a policy on attendance by directors at the Company's annual meeting of stockholders. All of the current directors with the exception of Forrest A. Garb and Robert Render attended the Company's 2008 annual meeting held on June 23, 2008.

Board Committees

As described below, the Company's Board of Directors has established the following committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Members of the committees are appointed annually by the Board to serve at the discretion of the Board until their successors are appointed or the earlier of their resignation or removal.

Of the eleven current members of our Board of Directors, six (Messrs. Oroian, Siegel, Barron, Druckman, Garb and Render) meet the criteria of independence set by the NYSE Amex Exchange for membership on the board of an NYSE Amex listed company ("Amex independence criteria"). All six also meet the criteria of the SEC for audit committee membership.

Amex independence criteria provide, among other requirements, that an independent director: (i) cannot be and, over the past three years, cannot have been an officer or employee of the Company and cannot be an immediate family member of such person; (ii) cannot, directly or indirectly, control or be an immediate family member of a person who directly or indirectly controls the Company's management or policies (other than in his position as a director); (iii) cannot receive or, over the past three years, have himself received or have an immediate family member who receives or received from the Company more than $60,000 in any consecutive twelve month period for services other than as one of the Company's directors (or, with respect to an immediate family member, as a Company employee); (iv) cannot be affiliated, or be an immediate family member of a person affiliated with, any organization to which the Company made, or from which the Company received payments (other than those arising solely from investments in the Company's securities or payments under non-discretionary charitable contribution matching programs) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years.

SEC independence criteria, which govern members of and candidates for service on the Audit Committee, provide that an "independent" director cannot be one of the Company's officers or be in a position, directly or indirectly, to control the Company's management or policies (other than in his position as a director). Neither can he or she be, or be affiliated with, a paid consultant or provider of services to the Company.

Audit Committee. The Company's Audit Committee is currently comprised of Messrs. Oroian, Siegel and Garb. Mr. Oroian was elected to serve as chairman. All three current members of the Audit Committee satisfy both the SEC independence criteria and the Amex independence criteria. The Board has determined that Mr. Oroian, in addition to being "independent", qualifies as an "audit committee financial expert" as defined in Item 407 of Regulation S-B of the Exchange Act. The principal function of the Audit Committee is to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) compliance by the Company with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, (4) performance of the Company's independent and, upon establishment of such function, internal auditors, (5) the business practices and ethical standards of the Company and (6) related party transactions. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company's independent auditors.

During the fiscal year ended December 31, 2008, the Audit Committee met or acted by unanimous consent on 4 occasions. The Board adopted a formal written Audit Committee charter that complies with the requirements of the Exchange Act, the rules and regulations of the SEC and the listing and corporate governance requirements of Amex. A copy of the charter is available on our website at http://www.zionoil.com/investor-center/corporate-governance.html.

Compensation Committee. The Board also established a Compensation Committee currently comprised of three directors, two of whom, James Barron and Robert Render, satisfy Amex independence criteria. The third member is Mr. John M. Brown, who serves as committee chairman. The Board has charged the Compensation Committee with the following responsibilities: (i) the review and recommendation to the Board of the terms of compensation, including incentive compensation and employee benefits of the directors and senior officers of the Company; and (ii) the determination of the terms of employee benefit plans (including stock incentive and stock option plans), the granting of awards under the plans and the supervision of plan administrators.

The Company adopted a formal, written compensation committee charter that complies with the requirements of the Exchange Act, SEC rules and regulations and the listing and corporate governance requirements of Amex. While the Amex Rules require that, as a general matter, all members of the Compensation Committee meet Amex independence criteria, an exemption exists for companies during the first year of listing in conjunction with an initial public offering. The exemption provides that, during the first year of listing, only a majority of directors serving on the Compensation Committee of such companies must meet the Amex independence criteria. Following the first year of listing, an additional exemption to independence is provided under the Amex rules for membership on a compensation committee comprised of at least three members for one director who does not meet the independence criteria and is not a current officer or employee or an immediate family member of such person. Under this exemption, such person may be appointed to the compensation committee, if the Board, under exceptional and limited circumstances, determines that membership on the committee by the individual is in the best interests of the company and its shareholders. Mr. Brown served on the compensation committee during the first year following listing under the first noted exemption. Thereafter, our Board determined that it is in the best interests of Zion and its stockholders that Mr. Brown continue to serve on the compensation committee in light of his on-going association with Zion since its founding and his ability to ensure the interest of Zion’s stockholders with respect to compensation decisions. As of January 1, 2008, Mr. Brown is no longer an employee of Zion and serves in no capacity other than as Chairman of the Board.

The Compensation Committee reviews and recommends to the Board for approval compensation arrangements for all of our executive officers and non-employee directors and oversees equity incentives.  The Chief Executive Officer recommends to the Compensation Committee the goals, objectives and compensation for all executive officers, except himself, and responds to requests for information from the Compensation Committee.  Except for these roles, executive officers of the Company do not have a role in approving goals and objectives or in determining compensation of executive officers or non-employee directors.  Our Chief Executive Officer has no role in approving his own compensation. The compensation committee periodically reviews the compensation of non-employee directors, primarily by reference to the compensation of non-employee directors at similarly situated companies. By its charter, the Compensation Committee may not delegate its authority.

In May of 2007, the Compensation Committee retained Thomas Roney LLC (“Thomas Roney”), a compensation consultant, to assist it in evaluating executive compensation for 2008.  In connection with its retention, the Compensation Committee instructed Thomas Roney to provide, and Thomas Roney provided to the Compensation Committee, market data, analyses and recommendations concerning executive officer compensation levels and information on current compensation trends and market data related to benchmarking groups and compensation levels. Thomas Roney submitted its recommendations to the Compensation Committee in June 2007. In December 2007, Thomas Roney opined, at the request of the Compensation Committee, on increases to executive compensation arrangements.

 The Compensation Committee acted by unanimous consent on four occasions during the fiscal year ended December 31, 2008. A copy of the charter is available on our website at http://www.zionoil.com/investor-center/corporate-governance.html.

Nominating and Corporate Governance Committee. Our Board of Directors established a Nominating and Corporate Governance Committee currently comprised of three directors, two of whom - Paul Oroian and Kent S. Siegel - satisfy Amex independence criteria. The other member is John Brown, our chairman and chair of the committee. While the Amex rules require that, as a general matter, all members of the committee charged with appointing or recommending directors meet Amex independence criteria, an exemption exists for companies during the first year of their listing in conjunction with an initial public offering. This exemption provides that, during the first year of listing, only a majority of the members of the Nominating and Corporate Governance Committee must meet Amex independence criteria. Following the first year of listing, an additional exemption to independence is provided under the Amex rules for membership on such committee comprised of at least three members for one director who does not meet the independence criteria and is not a current officer or employee or an immediate family member of such person. Under this exemption, such person may be appointed to the nominating committee, if the Board, under exceptional and limited circumstances, determines that membership on the committee by the individual is in the best interests of the company and its shareholders. Mr. Brown served on the compensation committee during the first year following listing under the first noted exemption. Thereafter, our Board determined that it is in the best interests of Zion and its stockholders that Mr. Brown continue to serve on the nominating and corporate governance committee in light of his on-going association with Zion since its founding and the Board’s belief that Mr. Brown’s experience in the industry and vision for the company will contribute to the presentation of appropriate Board nominees. As of January 1, 2008, Mr. Brown is no longer an employee of Zion and serves in no capacity other than as Chairman of the Board.

The Nominating and Corporate Governance Committee was established On December 4, 2007. Prior to such time, the Company had a separate nominating committee and corporate governance committee. The activities of each of these separate committees commenced with the listing of our Common Shares on the Amex in January 2007. The Committee acted by unanimous consent on 3 occasions during the year ended December 31, 2008.

The Nominating and Corporate Governance Committee is charged with selecting and recommending for the approval of the Board nominees to be submitted to the stockholders for election. The Board has adopted a formal written charter for the Nominating and Corporate Governance Committee addressing the process for identifying and evaluating nominees. In addition, the Nominating and Corporate Governance Committee has adopted a formal written policy respecting the standards and qualifications to be used in identifying director nominees, including the consideration of director nominees presented by the Company’s stockholders.  A copy of both the Nominating and Corporate Governance Committee charter and the director nominee policy are available on our website at http://www.zionoil.com/investor-center/corporate-governance.html.

Nominations for the Board Of Directors

The Nominating and Corporate Governance Committee of the Board of Directors will consider director candidates based upon a number of qualifications, including their independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board's existing strengths. In addition, the Nominating and Corporate Governance Committee requires that director candidates have integrity and accountability, informed judgment, peer respect, high performance standards, passion, creativity and support the corporate mission of the Company to assist Israel, the land and its people, in achieving political and economic security through the exploration for and discovery and development of petroleum and other energy resources in Israel.

The Nominating and Corporate Governance Committee shall make every effort to ensure that the Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by the Amex/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable.

The Nominating and Corporate Governance Committee has not relied upon third-party search firms to identify director candidates, but may employ such firms in the future if deemed necessary and appropriate. The Nominating and Corporate Governance Committee may rely upon, receive and review recommendations from a wide variety of contacts, including current executive officers, directors, community leaders, and stockholders as a source for potential director candidates. The Board retains complete independence in making nominations for election to the Board.

The Nominating and Corporate Governance Committee will consider qualified director candidates recommended by stockholders in compliance with its formally adopted director nominee policy and subject to applicable inquiries. Stockholders of the Company who beneficially own more than two percent (2%) of the Company's then outstanding shares of Common Stock may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Mr. John M. Brown, Chairman, Nominating and Corporate Governance Committee, Zion Oil & Gas, Inc., 6510 Abrams Road, Suite 300, Dallas, Texas 75231. A stockholder nomination must contain the following information about the nominee:

•	Name;
•	Age;
•	Business and residence addresses;
•	Principal occupation or employment;
•	The number of shares of the Company's Common Stock and other Company securities held by the nominee;
•	A resume of his or her business and educational background;
•	The information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee as a director; and
•	A signed consent of the nominee to serve as a director, if nominated and elected.

  The nomination should also contain the following information concerning the nominating stockholder:

•	Name
•	Address
•	The number of shares of the Company’s Common Stock and other securities held by the nominating stockholder.
•	The nature of the holdings – whether directly or beneficially (if beneficially, details of the legal holder and the nature of the beneficial interest should be provided); and
•
Whether the nominating stockholder has any agreement or understanding of any type (written or oral) with any other stockholder concerning the voting of Company shares and, if so, the identity and address of the other parties to the agreement or understanding, the stockholdings of each of the other parties, and the nature of the agreement or understanding.

AUDIT COMMITTEE REPORT

The Company's management has the primary responsibility for the financial statements and the reporting process, including the Company's system of internal controls and disclosure controls and procedures. An independent registered public accounting firm has been engaged to audit the Company's financial statements and express an opinion on the financial statements based on the audit. The Audit Committee oversees (i) the accounting and financial reporting processes of the Company and (ii) the audits of the financial statements of the Company on behalf of the Board. The Audit Committee operates under a written charter adopted by the Board which is available on the Company's website at http://www.zionoil.com/investor-center/corporate-governance.html.

The Audit Committee has met and held discussions with management and Somekh Chaikin, Certified Public Accountants (Isr.), a member of KPMG International (“KPMG Somekh Chaikin”), the Company's independent registered public accounting firm. Management represented to the Audit Committee that the Company's financial statements for the year ended December 31, 2008 were prepared in accordance with generally accepted accounting principles. We discussed the financial statements with both management and the independent auditors. We also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380).

The Audit Committee discussed with the independent auditors the overall scope and plans for the audit. We met with the independent auditors, with and without management, to discuss the results of their examination, the evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting.

We discussed with the independent auditors the auditor's independence from the Company and management, including the independent auditors written disclosures required by PCAOB Rule 3526 (File No. PCAOB-2008-03) (Independence Discussions With Audit Committees).

Based on the foregoing, we have recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

AUDIT COMMITTEE
Paul Oroian
Kent S. Siegel
Forrest A. Garb

Code of Business Ethics and Conduct

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and all employees. The code has been posted on our web site at http://www.zionoil.com/investor-center/corporate-governance.html, and may also be obtained free of charge by writing to Ethics Code, c/o Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, Texas 75231. We intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website, at the address and location specified above.

Insider Trading Policy Statement

We have adopted on January 8, 2009 an Insider Trading Policy Statement that applies to our directors, officers and designated employees.

Stockholder Communications With The Board Of Directors

We have adopted a formal process for stockholders to communicate with the Board of Directors which has been posted on our web site at http://www.zionoil.com/investor-center/corporate-governance.html.  Stockholders may communicate with the Board of Directors by sending written communications to the Board of Directors, care of Mr. Kent S. Siegel, Lead Director, to:

Mr. Kent S. Siegel, Lead Director
Zion Oil & Gas, Inc.
6510 Abrams Road, Suite 300
Dallas, Texas 75231

The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or only certain specified individual directors. We will make copies of all such letters received and circulate them to the appropriate director or directors.

If no particular director is named, letters will be forwarded, depending on the subject matter, to the Lead Director.  In general, Company personnel will not sensor or edit such communications and, any stockholder communication delivered to the Company for forwarding to the Board or specified Board member or members will be forwarded in accordance with the stockholder’s instructions.  However, we reserve the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

The Nominating and Corporate Governance Committee may revise these procedures at any time. Until other procedures are developed and posted on our website, all communications to the Board of Directors should be mailed to the Board of Directors in accordance with the procedures described above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE NAMED NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS. PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED FOR THE ELECTION OF THE THREE NAMED NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS UNLESS OTHERWISE SPECIFIED IN THE PROXY.

II.  AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO
INCREASE THE NUMBER OF SHARES OF COMMON STOCK
THAT THE COMPANY IS AUTHORIZED TO ISSUE TO 50,000,000

The Certificate of Incorporation presently authorizes the Company to issue up to 30,000,000 shares of Common Stock. As of the Record Date, there were 10,847,739 shares of Common Stock issued and outstanding. We also have approximately 1,050,000 shares of Common Stock reserved for possible future issuance in connection with outstanding options and warrants.  In addition, in connection with the Follow On Offering, which ended on January 9, 2009, we issued warrants to purchase up to 666,343 shares of our Common Stock, of which 623,118 are still outstanding. We must keep reserved for future issuance a sufficient number of shares of Common Stock to meet our obligations to issue Common Stock in the event these options or warrants are exercised.  Accordingly, we have available for issuance 17,479,044 shares of Common Stock (as of the Record Date). Additionally, on January 29, 2009, we filed a registration statement with the SEC with respect to a proposed rights offering to common stockholders of up to 4.2 million shares of our Common Stock. Each whole subscription right will entitle the holder to purchase one share of our common stock for $5.00. Under the proposed offering, stockholders will receive 0.375 subscription rights for each share of common stock owned on the record date, subject to adjustment as contemplated by the terms of the proposed rights offering. Should the offering be fully subscribed, we expect to receive gross proceeds of $21 million. The proceeds from the proposed rights offering will be used to further our drilling plans. If the rights offering is fully subscribed for, then we will have available for issuance only 13,279,044 shares of Common Stock.

Because of the limited number of shares of Common Stock available to be issued by the Company for future possible transactions, including stock splits, offerings or any transaction with a strategic party, the Board believes it is in the best interest of the Company and the stockholders to amend the Company’s Certificate of Incorporation and the Board has unanimously approved, and voted to recommend that the Stockholders approve, the proposed amendment to the Certificate of Incorporation (in the form attached hereto as Annex A, the "Common Stock Amendment") whereby the number of shares of Common Stock that we would be authorized to issue from time to time would be increased to 50,000,000 shares. If the Common Stock Amendment is approved by the Stockholders at the Annual Meeting, we intend to file the Common Stock Amendment with the Secretary of State of Delaware as soon as reasonably practicable after such approval and it will become effective upon filing.

The additional shares of Common Stock, when issued, would have the same rights and privileges as the shares of Common Stock now issued. There are no pre-emptive rights relating to the Common Stock. Except for issuances in respect of currently outstanding convertible and derivative securities or the rights offering, we do not presently have any agreements, understandings or arrangements regarding the issuance of additional shares of Common Stock. However, the Board of Directors believe the Company may need to secure financing in the near term for working capital to fund its exploration program, even if the rights offering is fully subscribed for, which financing could involve the issuance or reserve for future issuance of additional shares of Common Stock. Our Board of Directors believes that the complexity of modern business financing and acquisition transactions requires greater flexibility in our capital structure than now exists. The Board of Directors believes that an increase in the authorized Common Stock would provide us with increased flexibility in the future to issue capital stock in connection with public or private offerings, stock dividends, financing and acquisition transactions, employee benefit plans and other proper corporate purposes. Moreover, having such additional authorized shares of Common Stock available will give us the ability to issue stock without the expense and delay of a special meeting of stockholders, which delay might deprive us of the flexibility the Board views as important in facilitating the effective use of our stock. Except as otherwise required by applicable law or any applicable stock exchange rules, authorized but unissued shares of Common Stock may be issued at such time, for such purpose and for such consideration as the Board of Directors may determine to be appropriate, without further authorization by stockholders.

Any issuance of additional shares of Common Stock would increase the number of outstanding shares of Common Stock and (unless such issuance was pro-rata among existing stockholders) the percentage ownership of existing stockholders would be diluted accordingly. The dilutive effect of such an issuance could discourage a change in control by making it more difficult or costly. We are not aware of anyone seeking to accumulate Common Stock or obtain control of our company, and have no present intention to use the additional authorized shares to deter a change in control.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT THE COMPANY IS AUTHORIZED TO ISSUE TO 50,000,000.

INFORMATION RELATING TO OUR AUDITOR

The Audit Committee has selected KPMG Somekh Chaikin as independent registered public accounting firm to audit and report upon the consolidated financial statements of the Company for the fiscal year ending December 31, 2009.  It is expected that a representative of KPMG Somekh Chaikin will be available, online, at the meeting, by both e-mail and telephone.  The representative of KPMG Somekh Chaikin will have an opportunity to relay a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Principal Accountant Fees and Services

Audit Fees. The aggregate fees billed or to be billed by KPMG Somekh Chaikin for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements were $76,000 and $134,000 for the fiscal years ended December 31, 2008 and 2007, respectively.

Audit-Related Fees. The aggregate fees billed by KPMG Somekh Chaikin for each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of the Company's financial statements were $73,000 for the fiscal year ended December 31, 2008 and $0 for the fiscal year ended December 31, 2007.  These fees were related to the review of S-3 filings.

Tax Fees.  The aggregate fees billed by KPMG Somekh Chaikin in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning were $24,000 and  $15,000 for the fiscal years ended December 31, 2008 and 2007, respectively. The nature of the services performed for these fees was filing of tax returns for our Israeli branch and obtaining certain tax rulings.

All Other Fees. The aggregate fees billed by KPMG Somekh Chaikin in each of the last two fiscal years for products and services other than those reported in the three prior categories were $8,000 and $20,000 for the fiscal years ended December 31, 2008 and 2007, respectively. The nature of the services performed for these fees was advisory services related to our SOX 404 documentation and in connection with the establishment of our 2005 Stock Option Plan.

Policy on Pre-Approval of Services Provided by KPMG Somekh Chaikin

Our Audit Committee considers and pre-approves any audit and non-audit engagement or relationship between the Company and any independent accountant. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve all audit or non-audit services to be provided by an independent accountant if presented to the full Audit Committee at its next meeting. In accordance with these procedures, the engagement of KPMG Somekh Chaikin to conduct the audit of our 2009 financial statements was pre-approved by the Chairman of our Audit Committee and approved by the Audit Committee.  Although all work was done under an engagement letter signed by the Chairman of the Audit Committee, the approval of the invoices was done by management.

MISCELLANEOUS

Stockholder Proposals for 2010 Annual Meeting of Stockholders

A stockholder proposal submitted pursuant to Rule 14a-8 of the Exchange Act must be received by the Company, at its principal executive offices, no later than January 8, 2010, to be included in the Board of Directors’ solicitation of proxies relating to the 2010 Annual Meeting of Stockholders. The Board of Directors will review any stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 2010 proxy statement.

Pursuant to our Bylaws, a stockholder must deliver notice, in the form specified in our Bylaws, to our principal executive offices not less than sixty (60) days nor more than ninety (90) days in advance of such 2010 Annual Meeting (which deadline will be at or around April 15, 2010) in order to (1) nominate persons for election to the Board of Directors at the 2010 Annual Meeting or (2) bring business before the 2010 Annual Meeting. If the Company is not notified of a stockholder proposal on or around April 15, 2010, then the management personnel who have been appointed as proxies by the Board will have the discretion to vote for or against such stockholder proposal, even though such proposal is not discussed in the proxy statement.

Other Matters

The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders upon request in connection with this solicitation. In addition to solicitation of proxies by use of the mails, our directors, officers and employees (who will receive no compensation therefore in addition to their regular remuneration) may solicit the return of proxies by telephone, telegram or personal interview.

We will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request instructions for voting the proxies. We may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.

The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the meeting in person, you are urged to vote electronically as described in the Notice or by telephone after accessing the Internet hosting site described in the Notice; or, if you elected to receive a printed copy of this proxy statement, you are urged to complete, sign, and return the proxy card or voting information card, as the case may be, in the stamped, self-addressed envelope provided to you.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on March 31, 2009, is available at http://www.cfpproxy.com/6115or the website identified in the Notice, provided that we have not attached all of the exhibits filed with or incorporated by reference into the Form 10-K to the version on the website. You may review and print the Form 10-K and all exhibits from the SEC’s website at www.sec.gov . In addition, we will send a complete copy of the Annual Report on Form 10-K (including all exhibits, if specifically requested), to any stockholder (without charge) upon written request addressed to: INVESTOR RELATIONS, ZION OIL & GAS, INC, 6510 ABRAMS ROAD, SUITE 300, DALLAS, TEXAS 75231.

By order of the Board of Directors,

/s/ Richard Rinberg

RICHARD RINBERG
Chief Executive Officer

APPENDIX A

PROPOSED AMENDMENT TO THE COMPANY'S
CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF SHARES OF
COMMON STOCK
AUTHORIZED FOR ISSUANCE TO 50,000,000

Paragraph FOURTH of the certificate of incorporation is hereby amended to read in its entirety as follows:

FOURTH: The total number of shares which the Corporation is authorized to issue is 50,000,000 shares of Common Stock with a par value of $0.01 per share.

A-1